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                                                                    Exhibit 99.1

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                                 August 2, 2000



To Our Stockholders:

          Included on the back of this letter is a notice that we are required to provide to you by the terms of our listing agreement with the Nasdaq Stock Market, Inc. ("Nasdaq"). As indicated there, we are pursuing a permanent financing of up to $27.5 million. The Nasdaq's rules ordinarily require advance stockholder approval for a private placement of the size and type contemplated by us. However, because two of the Company's largest stockholders (holding approximately 60% of our outstanding common stock) have certified in writing to Nasdaq that they would vote in favor of the proposed transaction if the Company were to hold a stockholders' meeting, we sought an exception to the stockholder approval requirement from Nasdaq. They granted that approval on July 21, 2000, conditioned on the Company providing the attached notice to our stockholders.
We cannot consummate the contemplated financing until at least ten days after the date of this notice.

          We hope to make an announcement about permanent financing soon. A significant financing package is necessary to support our business and allow us to continue our mission of providing information to businesses and consumers to allow them to make faster, safer and smarter decisions.

          On behalf of the Board of Directors, we appreciate the support of our stockholders and our employees over the past several months.


                                  Very truly yours,



                                  Brent N. Cohen
                                  Chief Executive Officer
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                NOTICE TO THE STOCKHOLDERS OF US SEARCH.COM INC.


Ladies and Gentlemen:

     US SEARCH.com Inc. (the "Company") proposes to offer for sale to accredited investors in a private placement shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred") and warrants to purchase additional shares of Series A Preferred (the "Warrants"). A minimum of $10,000,000 and a maximum of $27,500,000 will be raised in the private placement, subject to the exercise of the Warrants, the Company meeting certain financial performance objectives and certain other requirements. As a result of this proposed transaction, the Company could issue up to 13,750,000 shares of its Common Stock upon conversion of the Series A Preferred, which would represent 42.1% of the Company's outstanding Common Stock on a fully diluted basis (giving effect to the issuance of the Series A Preferred and the currently exercisable outstanding stock options.) As this proposed transaction will involve the issuance by the Company of securities convertible into or exercisable for the Company's Common Stock equal to 20% or more of the Common Stock or voting power outstanding before the issuance, under Rule 4460(i) of the Nasdaq Stock Market, the Company is required to obtain stockholder approval for this transaction, unless the Company is able to make a successful application to Nasdaq excepting this requirement by showing that public stockholder approval is not required since two of the Company's stockholders who have voting control of the Company have confirmed to the Company their approval of this transaction. On June 30, 2000, the Company submitted its application to Nasdaq for an exception to the stockholder approval requirement together with written certification to Nasdaq from stockholders holding more than 60% of the outstanding common stock of the Company that they would vote in favor of the proposed transaction if the Company were to hold a stockholders' meeting, thus assuring stockholder approval of the transaction. On July 21, 2000, Nasdaq approved the Company's application for such exception subject to mailing of this notice to stockholders.

     Therefore, pursuant to Rule 4460(i)(2) of the Nasdaq National Market, the Company is hereby notifying you that, in the event the Company does issue the above-mentioned securities in a private placement, it will not be seeking stockholder approval for the aforementioned private placement.

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